RENUNCIATION AGREEMENT



between



SVI HOLDINGS INC.




and



HOSKEN CONSOLIDATED INVESTMENTS LIMITED




and



SOFTLINE LIMITED

TABLE OF CONTENTS



        1.  INTERPRETATION

        2.  INTRODUCTION                     6

        3.  CONDITIONS PRECEDENT             7

        4.  RENUNCIATION                     8

        5.  CONSIDERATION                    9

        6.  ISSUE AND ALLOTMENT              9

        7.  WARRANTIES                       10

        8.  BREACH                           11

        9.  ARBITRATION                      11

       10.  TRANSACTIONS INDIVISIBLE         13

       11.  STATEMENT OF INTENTION           13

       12.  PRESS ANNOUNCEMENTS              14

       13.  MISCELLANEOUS MATTERS            14

       14.  COUNTERPART                      14

1.
INTERPRETATION
1.1    In this agreement unless the context indicates a contrary intention -
1.1.1  "Agreement" means this agreement;
1.1.2 "Company" means Softline Limited, Registration Number 77/02304/06, a company incorporated with limited liability in accordance with the Company Laws of the Republic of South Africa;
1.1.3 "Closing Date" means 17 November 1997, or such later date after the fulfilment of the conditions as may be agreed to in writing by the Parties, which agreement shall not be unreasonable withheld;
1.1.4  "Conditions" means the Conditions Precedent referred to in clause 3;
1.1.5 "HCI" means Hosken Consolidated Investments Ltd, Registration Number 73/07111/06, a company incorporated with limited liability in accordance with the Company Laws of the Republic of South Africa;
1.1.6  "Parties" means HCI, SVI and the Company;

1.1.7 "Sale Agreement" means a written agreement between SVI and HCI entered into at approximately the same time as this Agreement, relating to the sale by SVI to HCI of 20 000 000 ordinary shares in the capital of the Company;
1.1.8 "Shares" means 22 130 448 fully paid up ordinary shares in the capital of the Company ranking pari passu in all respects with each of the existing issued ordinary shares in the capital of the Company, to be issued pursuant to the Share Swap Agreement;
1.1.9 "Share Swap Agreement" means a written agreement between HCI and the Company entitled "Share Swap Agreement" entered into at approximately the same time as this Agreement;
1.1.10 "Subscription Agreement" means a written agreement between HCI and the Company entered into at approximately the same time as this Agreement, relating to the allotment and issue to HCI of 25 763 097 ordinary shares in the capital of the Company;
1.1.11 "SVI" means SVI Holdings Inc., a corporation incorporated in accordance with the laws of the State of Nevada, United States of America;
1.2    Words importing the singular shall include the plural and vice versa.
1.3 Words importing the masculine gender shall include the other genders and vice versa and natural persons shall include juristic persons and vice versa.
1.4 The heading to the paragraphs of this agreement are inserted for purposes of reference only and shall not affect the interpretation of any provisions to which they relate.
1.5 In the event that any definition in this clause 1 contains substantive provisions, then such provisions shall be given effect to as if same were incorporated into the main body of this agreement.
1.6 When any number of days are prescribed in this agreement, same shall be reckoned exclusively of the first and inclusively of the last day, unless the last day falls on a Saturday, Sunday or official public holiday in South Africa in which event the last day shall be the next succeeding day which is not a Saturday, Sunday or official public holiday in South Africa.
1.7 The terms and conditions of this Agreement shall be binding upon, and shall inure for the benefit of, the Parties and their permitted assigns and successors-in-title.

2.    INTRODUCTION
2.1 In terms of the Share Swap Agreement the Company has, inter alia, agreed to exchange the Shares for certain fully paid up shares in SVI.
2.2 SVI has agreed to renounce in favour of HCI all its right, title and interest in and to the Shares upon the terms and subject to the conditions contained herein.
2.3 In discharge of its obligations under the Share Swap Agreement, the Company will allot, issue and deliver the Shares to HCI.
2.4   Accordingly the Parties agree as follows.


3.    CONDITIONS PRECEDENT
3.1 This Agreement is subject to the fulfilment of the following Conditions Precedent which may occur concurrently with consummation of this Agreement -
3.1.1 the conclusion of the Subscription Agreement and the due fulfilment of the Conditions Precedent contained therein;
3.1.2 the conclusion of an agreement ("the SVI Subscription Agreement") between SVI and the Company relating to the SVI shares for which the Company is to subscribe as contemplated in the Share Swap Agreement in a form satisfactory to SVI in its reasonable discretion;
3.1.3 the written approval of the Johannesburg Stock Exchange having been obtained, insofar as may be necessary, for the transactions referred to in this Agreement and relevant transactions and documentation flowing therefrom;
3.1.4 Exchange Control approval, to the extent necessary, having been obtained.

3.2 If the Conditions in clause 3.1 are not fulfilled by 17 November 1997, or such later date as shall have been agreed to in writing by the Parties prior to that date, which agreement shall no be unreasonably withheld, this Agreement shall be of no further force and effect and the Parties shall be restored as near as possible to the position in which they would have been had this Agreement not been entered into. The Parties shall not have any claims against each other as a result of non-fulfilment of the Conditions except for such claims, if any, that may result from a deliberate frustration by one of them of the fulfilment thereof.

4.    RENUNCIATION

Subject to the fulfilment of the Conditions, and against payment of the consideration referred to in clause 5.1, SVI renounces in favour of HCI all its right, title and interest in and to the Shares on the terms of this Agreement.

5.   CONSIDERATION
5.1 The consideration payable by HCI to SVI in respect of the renunciation shall be an amount of ZAR35 408 717,00 (Thirty Five Million Four Hundred and Eight Thousand Seven Hundred and Seventeen South African Rands).
5.2 Payment of the consideration shall be made to SVI in cash on the Closing Date in the manner contemplated in clause 6 against delivery of the Shares to HCI.

6.    ISSUE AND ALLOTMENT
At 10h00 on the Closing Date representatives of the Parties shall meet at the offices of Fluxman Rabinowitz - Raphaely Weiner to consummate the transactions contemplated in this Agreement and at that meeting -
6.1   the Company shall -
6.1.1 allot, issue and deliver the Shares to HCI;  and
6.1.2 execute and deliver to SVI the SVI Subscription Agreement referred to in clause 3.1.2; and
6.2 HCI shall cause to be wired to the trust account of Solomon Ward Seidenwurm & Smith the US dollar equivalent of ZAR35 408 717,00 in immediately available currency of the United States of America.

7.    WARRANTIES
7.1   SVI warrants that -

7.1.1 the Shares shall rank pari passu in all respects with the existing shares in the Company; and
7.1.2 the Shares shall be credited as fully paid.
7.2 Except for the warranties specifically given in this Agreement, SVI gives no further warranties, express or implied, in respect of the Shares.


8.    BREACH
Should either Party fail to comply with any of its obligations under this Agreement and persist in such failure for a period of 14 (fourteen) days after the date of receipt of written notice from the other Party ("the Innocent Party") requiring it to carry out the obligation/s in question, then and in such event, the Innocent Party shall be entitled (in addition to and without prejudice to any other rights available at law) either to cancel this Agreement or to enforce performance of the terms hereof, in either event without prejudice to its right to claim and recover such damages as it may be able to prove that it has sustained.

9.    ARBITRATION
9.1   Should any dispute arise between the Parties in regard to -
9.1.1 the interpretation ;
9.1.2 the effect ;
9.1.3 a breach;
9.1.4 the termination of
9.1.5 any matter arising out of the termination;
of this Agreement, that dispute shall be decided by arbitration before a single arbitrator in the manner set out in this clause 9.
9.2 The arbitrator shall be appointed by the Parties and failing agreement, shall be appointed by the President of the Arbitration Foundation of South Africa ("AFSA").
9.3 The arbitration shall be held at Sandton in the Republic of South African in accordance with the rules of AFSA.
9.4 The arbitration shall be held as quickly as possible after it is demanded with a view to it being completed within 90 (ninety) days after it has been so demanded.
9.5 This clause is severable from the rest of the Agreement and shall, therefore, remain in effect even if this Agreement is terminated.

9.6 Notwithstanding the place of execution or performance of this Agreement or the domicile of the Parties hereto, this Agreement and all modifications and amendments hereof shall be governed by and construed under and in accordance with the Laws of the Republic of South Africa.
10.   TRANSACTIONS INDIVIBLE
All the transactions and arrangements contained in or contemplated by this Agreement constitute a single and indivisible transaction.

11.   STATEMENT OF INTENTION
The Parties undertake at all times to do all such things as may be open to them and necessary for, or incidental to, the putting into effect or maintenance of the terms, conditions and/or import of this Agreement, save where any particular provision contained in this Agreement imposes upon any one or other Party the obligation (to the exclusion of the other Party) to do any act, matter or thing, in which event it shall not be the obligation of all the Parties (by the inclusion of this clause in this Agreement) to procure the doing of such act, matter or thing, but it shall only be the obligation of the Party who is specifically directed thereto.


12.   PRESS ANNOUNCEMENTS
None of the Parties shall publish to any third party the fact of or any information concerning the conclusion of this Agreement without the written consent of each of the others of them, save for any publication required by the Johannesburg Stock Exchange (and then only after full consultation with each of the other Parties) or save as required by law or to implement this Agreement.


13.    MISCELLANEOUS MATTERS
13.1   Postal address
13.1.1 Any written notice in connection with this agreement may be addressed -
  (i)in the case of HCI to :
     address :P O Box 5251
     Cape Town
     8000
     telefax no :(021) 262-777
     and shall be marked for the attention of :
     John Copelyn;
 (ii)in the case of the Company to :
     address :P O Box 76182
     Wendywood, 2144
     telefax no :(011) 444-7233
     and shall be marked for the attention of :
     Ivan Epstein.

(iii) in the case of SVI to :
      address:c/o Softline Limited
      P O Box 76182
      Wendywood, 2144
      telefax no :(011) 444-7233
      and shall be marked for the attention of :
      Barry Schechter
      [copy to Norman L Smith
      Solomon Ward Seidenwurm & Smith
      401 B Street
      Suite 1200
      San Diego
      California, 92101
      telefax (619) 231-4755]

13.1.2 Any Party may change that Party's address or telefax number for this purpose to any other postal address or telefax number in the Republic of South Africa, on written notice to the other Parties.
13.1.3 A notice sent to any Party at its address of telefax number provided in terms of clause 13.1.1 or clause 13.1.2 shall be deemed to have been duly given :
  (i)7 (seven) days after posting, if posted by registered post to the Party's address in terms of this sub-clause;
 (ii)on delivery, if delivered to the Party's physical address in terms of either this sub-clause or the next sub-clause dealing with service of legal documents;
(iii)on despatch, if sent to the Party's then telefax number and confirmed by registered letter posted no later than the next business day.
13.2   Address for service of legal documents
13.2.1 The Parties choose the following addresses at which documents in legal proceedings in connection with this agreement may be served (i.e. their domicilium citandi et executandi) :
  (i)in the case of HCI:
     address:5th Floor, 150 Rhodes Building
     St George's Mall
     Cape Town.
 (ii)in the case of the Company:
     address:Softline House
     16 Commerce Crescent
     Eastgate Ext. 13
     Sandton, 2148
(iii)in the case of SVI:
     address:c/o Norman L Smith
     Solomon Ward Seidenwurm & Smith, 401 B Street, Suite
     1200, San Diego, California
     92101

13.2.2 any Party may change that Party's address for this purpose to another physical address in the Republic of South Africa, by notice in writing to the other Parties.

13.3   Entire contract
This agreement contains the entire understanding between the Parties and all the express provisions agreed on by the Parties relating to the subject matter of the agreement and the Parties waive the right to rely on any express provisions not contained in this agreement.

13.4   Variation and cancellation
No agreement varying or cancelling this agreement shall be effective unless reduced to writing and signed by or on behalf of all the Parties.

13.5   Waiver
No waiver by a Party of any right under this agreement shall be effective unless reduced to writing and signed by or on behalf of such Party.

13.6   Indulgences
No indulgences granted by a Party shall constitute a waiver or abandonment of that Party's rights under this agreement; accordingly, that Party shall not be precluded, as a consequence of having granted such indulgence, from exercising any rights against any other Party which may have arisen in the past or which may arise in the future.
13.7   Cession
Except as specifically contemplated in this agreement, no Party may cede any rights nor delegate any obligations in terms of this agreement without the prior written consent of the other Parties.

13.8   Costs
13.8.1 Any costs, including attorney and own client costs, incurred by a Party arising out of the breach by any other Party of any of the provisions of this agreement shall be borne by the Party in breach.

13.8.2 Each Party shall bear that Party's own legal costs of and incidental to the negotiating, drafting, settlement and preparation of this Agreement.

14.   COUNTERPART

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together with constitute one document.

SIGNED at Johannesurg, South Africa, on this the 21st. day of October 1997.

for: HOSKEN CONSOLIDATED INVESTMENTS LIMITED

per: By: /s/ John Copelyn

Director, duly authorised.

SIGNED at Johannesburg, South Africa, on this the 21st day of October 1997.

for: SOFTLINE LIMITED


per: By: /s/ Ivan Epstein

Director, duly authorised.

SIGNED at Johannesburg, South Africa, on this the 21st day of October 1997 for:  SVI HOLDING INC.


per: By: /s/ Barry Schechter

Director, duly authorised.